ISSUER FREE WRITING PROSPECTUS

(RELATING TO PRELIMINARY PROSPECTUS

DATED FEBRUARY 28, 2013)

FILED PURSUANT TO RULE 433

REGISTRATION NUMBER 333-186938

Equinix, Inc.

This Final Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus. The aggregrate principal amount of the notes is $1,500,000,000, which represents an increase of $500,000,000 from the Preliminary Prospectus. The information in this Final Term Sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus.

4.875% Senior Notes due 2020

Issuer:	Equinix, Inc.

Securities:	4.875% Senior Notes due 2020 (“2020 notes”)

Principal Amount:	$500,000,000

Coupon (Interest Rate):	4.875% per annum

Yield:	4.875%

Spread to Benchmark Treasury:	+365 bps

Benchmark Treasury:	UST 1.25% due February 29, 2020

Scheduled Maturity Date:	April 1, 2020

Public Offering Price:	100% plus accrued interest, if any, from March 5, 2013.

Gross Proceeds:	$500,000,000

Underwriting Discount:	1.20% per note, $6,000,000 in the aggregate

Net Proceeds to Issuer before Estimated Expenses:	$494,000,000

Payment Dates:	April 1 and October 1 of each year, commencing on October 1, 2013.

Record Dates:	March 15 and September 15 of each year

Redemption

At any time prior to April 1, 2016, Equinix may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2020 notes (calculated giving effect to any issuance of Additional Notes) outstanding under the 2020 notes Indenture, at a redemption price equal to 104 .875% of the principal amount of the 2020 notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of the 2020 notes (calculated giving effect to any issuance of Additional Notes) issued under the 2020 notes Indenture remains outstanding immediately after the occurrence of such redemption (excluding 2020 notes held by Equinix and its subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

On or after April 1, 2017, Equinix may redeem all or a part of the 2020 notes, on any one or more occasions, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Redemption price of the 2020 notes
2017 2018 2019 and thereafter	102.438% 101.219% 100.000%

At any time prior to April 1, 2017, Equinix may also redeem all or a part of the 2020 notes at a redemption price equal to 100% of the principal amount of 2020 notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record of 2020 notes on the relevant record date to receive interest due on the relevant interest payment date.

“Applicable Premium” means, with respect to any 2020 note on any Redemption Date, the greater of:

(1)    1.0% of the principal amount of the 2020 note; and

(2)    the excess of:

(a) the present value at such Redemption Date of (i) the redemption price of the note at April 1, 2017 (such redemption price being set forth in the table appearing above under the caption “—Redemption”), plus (ii) all required interest payments due on the note through April 1, 2017 (excluding accrued but unpaid interest, if any, to, but not including, the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b) the principal amount of the 2020 note, if greater.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 1, 2017; provided, however, that if the period from the Redemption Date to April 1, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

CUSIP:	29444U AL0

ISIN:	US29444UAL08

Distribution:	SEC Registered (Registration No. 333-186938)

Listing:	None

Trade Date:	February 28, 2012

Settlement Date:	March 5, 2013 (T+3).

Use of Proceeds:	As set forth in the Preliminary Prospectus.

Joint Book-Running Managers:	J.P. Morgan Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc.

Co-Managers:	Evercore Group LLC Goldman, Sachs & Co. HSBC Securities (USA) Inc. RBC Capital Markets, LLC UBS Securities LLC

5.375% Senior Notes due 2023

Issuer:	Equinix, Inc.

Securities:	5.375% Senior Notes due 2023 (“2023 notes”)

Principal Amount:	$1,000,000,000

Coupon (Interest Rate):	5.375% per annum

Yield:	5.375%

Spread to Benchmark Treasury:	+349 bps

Benchmark Treasury:	UST 2.00% due February 15, 2023

Scheduled Maturity Date:	April 1, 2023

Public Offering Price:	100% plus accrued interest, if any, from March 5, 2013.

Gross Proceeds:	$1,000,000,000

Underwriting Discount:	1.20% per note, $12,000,000 in the aggregate

Net Proceeds to Issuer before Estimated Expenses:	$988,000,000

Payment Dates:		April 1 and October 1 of each year, commencing on October 1, 2013.

Record Dates:		March 15 and September 15 of each year

Redemption		At any time prior to April 1, 2016, Equinix may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2023 notes (calculated giving effect to any issuance of Additional Notes) outstanding under the 2023 notes Indenture, at a redemption price equal to 105.375% of the principal amount of the 2023 notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of the 2023 notes (calculated giving effect to any issuance of Additional Notes) issued under the 2023 notes Indenture remains outstanding immediately after the occurrence of such redemption (excluding 2023 notes held by Equinix and its subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

On or after April 1, 2018, Equinix may redeem all or a part of the 2023 notes, on any one or more occasions, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Redemption price of the 2023 notes
	2018 2019 2020 2021 and thereafter	102.688% 101.792% 100.896% 100.000%

At any time prior to April 1, 2018, Equinix may also redeem all or a part of the 2023 notes at a redemption price equal to 100% of the principal amount of 2023 notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record of 2023 notes on the relevant record date to receive interest due on the relevant interest payment date.

“Applicable Premium” means, with respect to any 2023 note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the 2023 note; and

(2) the excess of:

(a) the present value at such Redemption Date of (i) the redemption price of the 2023 note at April 1, 2018 (such redemption price being set forth in the table appearing above under the caption “—Redemption”), plus (ii) all required interest payments due on the 2023 note through April 1, 2018 (excluding accrued but unpaid interest, if any, to, but not including, the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b) the principal amount of the 2023 note, if greater.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 1, 2018; provided, however, that if the period from the Redemption Date to April 1, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

CUSIP:	29444U AM8

ISIN:	US29444UAM80

Distribution:	SEC Registered (Registration No. 333-186938)

Listing:	None

Trade Date:	February 28, 2012

Settlement Date:	March 5, 2013 (T+3).

Use of Proceeds:	As set forth in the Preliminary Prospectus.

Joint Book-Running Managers:	J.P. Morgan Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc.

Co-Managers:	Evercore Group LLC Goldman, Sachs & Co. HSBC Securities (USA) Inc. RBC Capital Markets, LLC UBS Securities LLC

The Issuer has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities LLC at the following address: 383 Madison Avenue, 3rd Floor, New York, New York 10179 or by calling toll-free at: 800-245-8812.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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